As filed with the Securities and Exchange Commission on November 29, 2010

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3689303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

KNIGHT CAPITAL GROUP, INC.

KEY EMPLOYEE VOLUNTARY DEFERRED COMPENSATION PLAN

(Full title of the plan)

Andrew M. Greenstein, Esq.

Managing Director, Deputy General Counsel and Assistant Secretary

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Obligation(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Deferred Compensation Obligations	$50,000,000	100%	$50,000,000	$3,565

(1)	The Deferred Compensation Obligations are unsecured obligations of Knight Capital Group, Inc. to pay deferred compensation in the future in accordance with the terms of the Knight Capital Group, Inc. Key Employee Voluntary Deferred Compensation Plan (“Key Employee Plan”).
(2)	Estimated solely for purposes of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus. The Registrant will deliver the documents containing the information required by Part I of Form S-8 to the participants in the Key Employee Plan, as required by Rule 428(b)(1) under the Securities Act. The Registrant is not filing these documents with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed by the Registrant on February 24, 2010;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed by the Registrant on May 7, 2010, August 9, 2010 and November 9, 2010, respectively;

•

Current Reports on Form 8-K, filed by the Registrant on January 11, 2010, January 21, 2010, March 16, 2010, March 19, 2010, March 30, 2010, March 31, 2010, April 21, 2010, May 13, 2010, May 14, 2010, May 20, 2010, July 6, 2010, July 21, 2010, July 26, 2010, July 27, 2010, October 4, 2010, October 20, 2010 and November 18, 2010; and

•

The Registrant’s registration statement on Form 8-A, filed on July 7, 1998, incorporating by reference the description of the Registrant’s capital stock included in the Registrant’s registration statement on Form S-1 (Registration No. 333-51653) filed on July 7, 1998, including any amendments or supplements filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein and to be a part hereof from the date of filing such documents, except for any specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Under the Key Employee Plan, the Registrant will provide eligible employees with an opportunity to defer receipt of a portion of their annual cash bonus or monthly cash commissions, as specified in the eligible employee’s annual enrollment form. Deferred amounts will be credited to an account or accounts maintained on the books and records of the Registrant in the name of the participant and will be adjusted to reflect gains or losses on one or more notional investments selected by the participant.

The participant’s annual election form, in accordance with the terms of the Key Employee Plan, will determine the amount or percentage of the participant’s annual cash bonus or monthly cash commissions to be deferred under the Key Employee Plan, subject to the maximum limits set forth in the participant’s annual enrollment form. At the time of the deferral election, the participant will specify the date on which payment of the deferred amount will be made. Each participant’s account balance will be adjusted from time to time to reflect any additional deferrals under the Key Employee Plan, positive or negative returns based on the notional investments selected by the participant, and any distributions made under the Key Employee Plan. The Key Employee Plan does not guarantee any minimum rate of return.

The administrator has the sole discretion to determine the notional investments available to participants under the Key Employee Plan and may change, limit or eliminate a notional investment from time to time. Except as otherwise provided in the Key Employee Plan, participants will be permitted (subject to applicable caps) to select one or more of the notional investments to which their deferred compensation account will be indexed and may change the notional investment to which their deferred compensation account is indexed on a prospective basis. In certain situations, a participant may be required to select more than one notional investment. A participant’s right to receive the earnings, if any, in respect of their deferred compensation account will be subject to vesting requirements as determined by the administrator and specified in the participant’s annual enrollment form.

The Registrant’s obligation to pay deferred amounts under the Key Employee Plan represents an unfunded and unsecured obligation of the Registrant and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Nothing in the Key Employee Plan will be construed to give a participant or any other person rights to any specific assets of the Registrant, its subsidiaries or affiliates. The obligations are not convertible into any other security of the Registrant.

Neither a participant nor any other person has the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any amounts expected under the Key Employee Plan. No part of the amounts payable under the Key Employee Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

Except as provided in the Key Employee Plan, participants’ deferred compensation amounts are not subject to redemption, in whole or in part, prior to the distribution date specified by the participant. The Key Employee Plan provides for immediate distribution of each participant’s deferred compensation account upon a change in control. However, the Registrant may amend, modify, suspend or terminate the Key Employee Plan at any time, provided, that such action may not reduce a participant’s existing deferred compensation account.

Item 5.	Interests of Named Experts and Counsel.

The legality of the deferred compensation obligations to which this Registration Statement relates has been passed upon for the Registrant by Leonard J. Amoruso, Esq., General Counsel of the Registrant. Mr. Amoruso will not be eligible to participate in the Key Employee Plan.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated By-Laws (the “By-Laws”) of the Registrant and the Delaware General Corporation Law (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the Indemnification Agreements, incorporated herein by reference, and the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 7 of the Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification under Article 7 of the Certificate of Incorporation is a contract right which includes, with respect to directors and officers, the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its disposition. In addition, pursuant to the Certificate of Incorporation, the Registrant’s Board of Director’s may provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to directors and officers of the Registrant pursuant to Article 7 of the Certificate of Incorporation. The right to indemnification and to the advancement of expenses of a director or officer of the Registrant provided by Article 7 of the Certificate of Incorporation shall not be adversely effected by any repeal or modification by the stockholders of the Registrant.

Subsection (a) of Section 145 of the DGCL and Article 8 of the Registrant’s By-Laws (the “By-Laws”) empower the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including employee benefit plans), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL and Article 8 of the By-Laws empower the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the previous paragraph, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL and Article 8 of the By-Laws further provide that to the extent a present or former director or officer of the Registrant has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney fees’) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for by Section 145 of the DGCL and Article 8 of the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification or the advancement of expenses may be entitled under the Certificate of Incorporation or any by-law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and Section 145 of the DGCL and Article 8 of the By-Laws empower the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plan), against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL or Article 8 of the By-Laws.

The Registrant has entered into indemnification agreements with certain of its directors (the “Indemnification Agreements”). The Indemnification Agreements provide indemnification in addition to the indemnification provided by the Registrant’s Certificate of Incorporation and By-Laws and the DGCL. Among other things, the Indemnification Agreements provide for indemnification against all direct and indirect costs of any type or nature whatsoever (“Expenses”) and any liability and loss actually and reasonably incurred by the director in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, arbitration, mediation, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever (a “Proceeding”) relating to such director’s duties with the Registrant. In addition, the Indemnification Agreements provide for the advancement of Expenses, subject to certain limitations, as and when incurred in connection with the investigation, defense, settlement or appeal of any Proceeding; provided that the director must repay such advanced Expenses if he is not entitled to indemnification by the Registrant or under applicable law. The Indemnification Agreements also provide for certain mechanics for determining whether a director is entitled to indemnification and the advancement of Expenses thereunder.

The Key Employee Plan also provides that neither the administrator, the Registrant, any participating subsidiary, any director, or any employee acting for or at the direction of the Registrant’s Board of Directors will be liable for any action taken or determination made in good faith with respect to the Key Employee Plan and, to the extent permitted by applicable law, each such person will be indemnified and held harmless against all loss, cost, liability or expense imposed upon or incurred by them in connection with claims, actions, suits or proceedings relating to the Key Employee Plan.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on November 29, 2010.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Thomas M. Joyce and Steven Bisgay, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 29th day of November, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Thomas M. Joyce Thomas M. Joyce	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven Bisgay Steven Bisgay	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William L. Bolster William L. Bolster	Director

/s/ James W. Lewis James W. Lewis	Director

/s/ Thomas C. Lockburner Thomas C. Lockburner	Director

/s/ James T. Milde James T. Milde	Director

/s/ Christopher C. Quick Christopher C. Quick	Director

/s/ Laurie M. Shahon Laurie M. Shahon	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Knight/Trimark Group, Inc., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the Registrant with the Commission on January 6, 2000 and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Knight Trading Group, Inc., filed May 12, 2005, incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Registrant with the Commission on March 2, 2009 and incorporated herein by reference.

4.3	Amended and Restated By-Laws of the Registrant dated January 19, 2005, incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Registrant with the Commission on March 15, 2005 and incorporated herein by reference.

4.4	Knight Capital Group, Inc. Key Employee Voluntary Deferred Compensation Plan.*

5.1	Opinion of Leonard J. Amoruso, Esq., General Counsel of the Registrant regarding the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.2	Consent of Leonard J. Amoruso, Esq. (included in Exhibit 5.1).*

24.1	Powers of Attorney (included on signature page).

*	Filed herewith.